                                                                    EXHIBIT 99.1

                     IDEX CORPORATION REPORTS 2007 RESULTS;
       18% SALES GROWTH, 17% INCREASE IN INCOME AND RECORD FREE CASH FLOW

NORTHBROOK, IL, FEBRUARY 5 - IDEX CORPORATION (NYSE: IEX) today announced its financial results for the three- and twelve-month periods ended December 31, 2007. From continuing operations, orders in the fourth quarter were up 11 percent, sales increased 15 percent, and income of $38.6 million rose 7 percent compared to the fourth quarter of 2006. Diluted earnings per share from continuing operations were 47 cents versus 45 cents in the year-ago quarter. Income from continuing operations was unfavorably impacted by $2.6 million or over 3 cents per share from previously announced severance-related and field service expenses as well as bad debt expense associated with the recent bankruptcy of a fire suppression customer. Adjusted for these items, diluted earnings per share from continuing operations were 50 cents, an 11 percent increase versus the fourth quarter of 2006.

FULL YEAR 2007 HIGHLIGHTS (FROM CONTINUING OPERATIONS)

     - Orders for 2007 were $1.38 billion, 16 percent higher than a year ago; excluding foreign currency translation and acquisitions, organic orders growth was 5 percent.

     - Full year sales of $1.36 billion rose 18 percent; excluding foreign currency translation and acquisitions, organic sales growth was 6 percent.

     -    Operating margin of $255.1 million represented 18.8 percent of sales.

     -    Income increased 17 percent to $156.1 million.

     -    Diluted EPS at $1.90 was 25 cents, or 15 percent, ahead of last year.

     - EBITDA of $296.8 million was 22 percent of sales and covered interest expense by nearly 13 times.

     - Free cash flow was $180.7 million, a 25 percent increase over last year which equated to 1.2 times income.

"We are pleased with our overall performance in 2007. Growth in the Fluid and Metering Technologies segment was driven by strong global demand in the process control and infrastructure-related end markets. In the Health and Science Technologies segment, strong growth in the core health and science end markets was adversely impacted by declines in specific pneumatic and industrial OEM customers. Performance in the Dispensing Equipment segment was driven by strong demand for replenishment orders in the U.S. large retail channel market and solid performance in Europe. Despite softness in our fire suppression business, our overall Fire & Safety/Diversified Products segment performed well as a result of product innovation and international growth.

"For the full year 2008, we expect performance in the Fluid and Metering Technologies segment to be driven by continued strong global investment in the infrastructure-related markets and process control industries. Within the Health and Science Technologies segment, the strength of the core analytical instrumentation, IVD and biotechnology markets as well as new OEM platforms will continue to be offset by the residual effect of two OEM contracts, unfavorably impacting full year segment growth by approximately 400 basis points. Despite softness in the North American housing market, growth in the Dispensing Equipment segment will be fueled by anticipated replenishment programs for large U.S. retailers and continued paint channel expansion in global markets. We expect our Fire and Safety/Diversified Products segment to continue to perform well, driven by growth in demand for band clamping applications and global expansion of our rescue tools business, offset in part by continued weakness in the North American fire suppression market.

"Given these trends and current market conditions, we expect full year 2008 total revenue growth in the range of 13 to 15 percent (with organic revenue growth of 4 to 6 percent, acquisitions of 6 percent and foreign currency translation of 3 percent) and EPS in the range of $2.10 to $2.18 compared to $1.90 in the prior year. In addition, 2008 free cash flow is projected to exceed net income by 10 to 20 percent.

"For the first quarter of 2008, we project total revenue growth in the range of 12 to 14 percent (with organic revenue growth in the low single digits, acquisitions of 7 to 8 percent and foreign currency translation of 3 percent) and EPS in the range of 46 to 49 cents per diluted share. Our Fluid and Metering Technologies segment is projected to generate 4 to 6 percent organic revenue growth, while we expect organic growth in our Health and Sciences Technologies, Dispensing Equipment and Fire and Safety/Diversified Products segments to be relatively flat year over year. Performance in our Dispensing Equipment segment is expected to be strong for the full year, while first quarter results will be unfavorably impacted by the timing of program orders from large U.S. retailers. Growth in the core markets of our Health and Sciences Technologies segment will be offset by the residual impact of two OEM contracts. Within our Fire and Safety / Diversified Products segment, growth from innovation and global expansion will be offset by a projected 15 percent decline in the fire suppression business.

"Overall, we are pleased with our 2007 results and we anticipate strong, profitable growth and performance in 2008."


                                        Lawrence D. Kingsley
                                        Chairman and Chief Executive Officer

2007 FINANCIAL HIGHLIGHTS
(Dollars in millions, except per share amounts)

                                                 YEAR ENDED DECEMBER 31
                                              ----------------------------
                                                2007       2006     Change
                                              --------   --------   ------
ORDERS                                        $1,376.3   $1,184.5    16%
SALES                                          1,358.6    1,154.9    18
OPERATING INCOME                                 255.1      217.2    17
OPERATING MARGIN                                  18.8%      18.8%   --bp
INCOME FROM CONTINUING OPERATIONS             $  156.1   $  133.7    17%
NET INCOME                                       155.4      146.7     6
DILUTED EPS:
   INCOME FROM CONTINUING OPERATIONS              1.90       1.65    15
   NET INCOME                                     1.89       1.81     4

OTHER DATA

   -    Income before Taxes                   $  235.4   $  201.9    17%
   -    Depreciation and Amortization             38.0       30.0    27
   -    Interest                                  23.4       16.4    43
   -    EBITDA                                   296.8      248.3    20
   -    Cash Flow from Operating Activities      199.8      160.1    25
   -    Capital Expenditures                      24.5       21.2    16
   -    Excess Tax Benefit from Stock-Based
        Compensation                               5.4        5.8    (7)
   -    Free Cash Flow                           180.7      144.7    25

2007 ORDERS, SALES, INCOME AND EPS FROM CONTINUING OPERATIONS INCREASE YEAR-OVER-YEAR

New orders for the full year 2007 totaled $1.38 billion, 16 percent higher than the same period in 2006. Excluding the impact of acquisitions and foreign currency translation, orders were up 5 percent.

Sales for 2007 increased 18 percent to $1.36 billion from $1.15 billion a year earlier. Excluding the impact of acquisitions and foreign currency translation, organic growth was 6 percent. Sales to international customers represented approximately 45 percent of total sales, respectively, for both 2007 and 2006.

Full year 2007 operating margin was 18.8 percent, flat with the prior year. Operating margin improvement was offset by the impact of acquisitions, foreign currency translation and bad debt expense associated with the recent bankruptcy of a fire suppression customer. Gross margin of 41.8 percent was 50 basis points higher than 2006. Selling, general and administrative expenses as a percent of sales were 23.0 percent, 50 basis points higher compared to the prior year.

Income from continuing operations of $156.1 million increased 17 percent in 2007 compared to 2006. Diluted earnings per share from continuing operations of $1.90 improved 25 cents, or 15 percent, from the prior year.

FOURTH QUARTER FINANCIAL RESULTS
(Dollars in millions, except per share amounts)

                                                         FOR THE QUARTER ENDED
                                              ------------------------------------------
                                                     DECEMBER 31           SEPTEMBER 30
                                              ------------------------   ---------------
                                               2007     2006    Change    2007    Change
                                              ------   ------   ------   ------   ------
ORDERS                                        $349.5   $314.9     11%    $327.5      7%
SALES                                          346.0    302.1     15      334.9      3
OPERATING INCOME                                61.5     59.0      4       63.1     (3)
OPERATING MARGIN                                17.8%    19.5%  (170)bp    18.9%  (110)bp
INCOME FROM CONTINUING OPERATIONS             $ 38.6   $ 36.2      7%    $ 38.8     (1)%
NET INCOME                                      38.7     35.6      8       38.4      1
DILUTED EPS:
   INCOME FROM CONTINUING OPERATIONS             .47      .45      4        .47     --
   NET INCOME                                    .47      .44      7        .47     --

OTHER DATA
   -    Income before Taxes                   $ 58.3   $ 53.3      9%    $ 58.0     --
   -    Depreciation and Amortization            9.7      9.3      5        9.8     (1)%
   -    Interest                                 5.4      6.0    (10)       5.5     (3)
   -    EBITDA                                  73.4     68.6      7       73.3     --
   -    Cash Flow from Operating Activities     61.6     50.6     22       58.6      5
   -    Capital Expenditures                     5.7      5.2     10        5.9     (3)
   -    Excess Tax Benefit from Stock-Based
        Compensation                              .7       .9    (21)       1.0    (30)
   -    Free Cash Flow                          56.6     46.3     22       53.7      5

Q4 ORDERS, SALES, INCOME AND EPS FROM CONTINUING OPERATIONS AHEAD OF LAST YEAR

New orders in the quarter totaled $349.5 million, 11 percent higher than the same period in 2006. Excluding the impact of acquisitions and foreign currency translation, orders were up 2 percent. The Fluid and Metering Technologies and Dispensing Equipment segments contributed mid-to-high single digit organic growth, offset by weakness in the fire suppression business within Fire & Safety/Diversified Products segment and the impact of timing from OEM orders in the Health and Science Technologies segment.

Sales in the fourth quarter of 2007 increased 15 percent to $346.0 million from $302.1 million a year earlier. Excluding the impact of acquisitions and foreign currency translation, organic growth was 6 percent. Sales to international customers represented approximately 45 and 47 percent of total sales for the fourth quarter of 2007 and 2006, respectively.

Fourth quarter operating margin improvement was unfavorably impacted by $4 million of previously announced severance-related and field service expenses as well as bad debt expense associated with the recent bankruptcy of a fire suppression customer. In addition to these impacts, operating margin improvement was further offset by the effect of acquisitions and foreign currency translation. The resulting operating margin of 17.8 percent was 170 basis points lower than the 19.5 percent reported in the prior-year period. Gross margin decreased 10 basis points to 41.5 percent, while selling, general and administrative expenses as a percent of sales of 23.7 percent increased 160 basis points compared to the fourth quarter of 2006.

Income from continuing operations of $38.6 million increased 7 percent compared to 2006. Diluted earnings per share from continuing operations of 47 cents improved 2 cents, or 4 percent, from the fourth quarter of 2006. The fourth quarter tax rate increased 160 basis points versus the prior-year period due to timing of research & development tax credits and other tax matters.

SEGMENT RESULTS

Fluid & Metering Technologies sales in the fourth quarter of $148.7 million reflected 24 percent growth (13 percent acquisitions, 9 percent organic and 2 percent foreign currency translation). Strong global demand for infrastructure-related applications and strong innovation, coupled with acquisitions, drove the sales growth within the segment. Operating margin of
20.2 percent represented a 120 basis point decline compared with the fourth quarter of 2006, resulting from the impact of acquisitions and foreign currency translation.

Health & Science Technologies sales in the fourth quarter of $80.8 million reflected 2 percent growth (3 percent acquisitions and -1 percent organic). Growth in core analytical instrumentation, IVD and biotechnology markets was offset by slow growth in pneumatic and industrial OEM markets. In addition, the exiting of two specific, maturing OEM contracts contributed nearly 300 basis points of negative impact to organic growth. Operating margin of 18.8 percent represented a 260 basis point decline compared to the fourth quarter of 2006, driven by mix and severance-related expenses.

Dispensing Equipment sales of $42.1 million in the fourth quarter reflected 17 percent growth (10 percent organic and 7 percent foreign currency translation). Fulfillment of large U.S. retail replenishment programs contributed to favorable results. Operating margin of 18.6 percent represented a 240 basis point decline compared with the fourth quarter of 2006, as a result of severance-related, field service expenses and foreign currency translation.

Fire & Safety/Diversified Products sales in the fourth quarter of $75.8 million reflected 10 percent growth (5 percent organic and 5 percent foreign currency translation). Continued new product introduction within our Band-It business, coupled with global expansion within rescue tools was partially offset by softness in the fire suppression business. Operating margin of 21.8 percent represented a 270 basis point decline compared with the fourth quarter of 2006. Excluding the impact of severance-related and bad debt expenses, operating margin would have approximated 25 percent.

For the fourth quarter of 2007, Fluid & Metering Technologies contributed 43 percent of sales and operating income; Health & Science Technologies accounted for 23 percent of sales and 22 percent of operating income; Dispensing Equipment accounted for 12 percent of sales and 11 percent of operating income; and Fire & Safety/Diversified Products represented 22 percent of sales and 24 percent of operating income.

ADS ACQUISITION

On January 1, 2008 we completed the acquisition of ADS, LLC (previously referred to as Nova Technologies Corporation). ADS, LLC is a leading provider of metering technology and flow monitoring services for the water and wastewater markets. Headquartered in Huntsville, Alabama, with regional sales and service offices throughout the United States and Australia, ADS, LLC had 2007 revenue of approximately $70 million. The total purchase price was approximately $160 million.

STRONG FINANCIAL POSITION

IDEX ended the year with total assets of $2.0 billion and working capital of $291.1 million. Total borrowings were $454.7 million at December 31, 2007. Free cash flow (cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation) for 2007 was $180.7 million. Full year 2007 EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $296.8 million (22 percent of sales) and covered interest expense by nearly 13 times. Debt-to-total capitalization at December 31, 2007, was 28 percent.

CONFERENCE CALL TO BE BROADCAST OVER THE INTERNET

IDEX will broadcast its fourth quarter earnings conference call over the Internet on Tuesday, February 5, 2008 at 1:30 p.m. CT. Chairman and Chief Executive Officer Larry Kingsley and Vice President and Chief Financial Officer Dominic Romeo will discuss the company's recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors also will be able to hear a replay of the call by dialing 800.642.1687 or 706.645.9291 and using conference ID #29334256.

A NOTE ON EBITDA AND FREE CASH FLOW

EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "management believes," "the company believes," "the company intends," and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries - all of which could have a material impact on order rates and IDEX's results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

ABOUT IDEX

IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers' exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol "IEX".

IDEX CORPORATION
ADD -6-

                                IDEX CORPORATION
                 CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                               FOURTH QUARTER ENDED    TWELVE MONTHS ENDED
                                                    DECEMBER 31,           DECEMBER 31,
                                               --------------------   -----------------------
                                                  2007       2006        2007         2006
                                                --------   --------   ----------   ----------
NET SALES                                       $345,997   $302,131   $1,358,631   $1,154,940
COST OF SALES                                    202,411    176,543      790,182      677,533
                                                --------   --------   ----------   ----------
GROSS PROFIT                                     143,586    125,588      568,449      477,407
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES      82,068     66,557      313,366      260,201
                                                --------   --------   ----------   ----------
OPERATING INCOME                                  61,518     59,031      255,083      217,206
OTHER INCOME - NET                                 2,121        270        3,652        1,040
INTEREST EXPENSE                                   5,379      5,985       23,353       16,353
                                                --------   --------   ----------   ----------
INCOME FROM CONTINUING OPERATIONS BEFORE
   INCOME TAXES                                   58,260     53,316      235,382      201,893
PROVISION FOR INCOME TAXES                        19,661     17,127       79,300       68,171
                                                --------   --------   ----------   ----------
INCOME FROM CONTINUING OPERATIONS                 38,599     36,189      156,082      133,722
INCOME (LOSS) FROM DISCONTINUED OPERATIONS,
   NET OF TAX                                         --       (234)        (719)         294
NET GAIN (LOSS) ON SALE OF DISCONTINUED
   OPERATIONS, NET OF TAX                             55       (314)          --       12,655
                                                --------   --------   ----------   ----------
INCOME (LOSS) FROM DISCONTINUED OPERATIONS,
   NET OF TAX                                         55       (548)        (719)      12,949
                                                --------   --------   ----------   ----------
NET INCOME                                      $ 38,654   $ 35,641   $  155,363   $  146,671
                                                ========   ========   ==========   ==========

BASIC EARNINGS PER COMMON SHARE:
CONTINUING OPERATIONS                           $   0.48   $   0.45   $     1.93   $     1.68
DISCONTINUED OPERATIONS                               --         --           --         0.16
                                                --------   --------   ----------   ----------
NET INCOME                                      $   0.48   $   0.45   $     1.93   $     1.84
                                                ========   ========   ==========   ==========

DILUTED EARNINGS PER COMMON SHARE:
CONTINUING OPERATIONS                           $   0.47   $   0.45   $     1.90   $     1.65
DISCONTINUED OPERATIONS                               --      (0.01)       (0.01)        0.16
                                                --------   --------   ----------   ----------
NET INCOME                                      $   0.47   $   0.44   $     1.89   $     1.81
                                                ========   ========   ==========   ==========

SHARE DATA:
BASIC WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING                                    80,975     79,940       80,666       79,527
DILUTED WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING                                    82,363     81,279       82,086       80,976
                                                ========   ========   ==========   ==========

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                      DECEMBER 31,   DECEMBER 31,
                                                          2007           2006
                                                      ------------   ------------
ASSETS
   CURRENT ASSETS
      CASH AND CASH EQUIVALENTS                        $  102,757     $   77,941
      RESTRICTED CASH                                     140,005             --
      RECEIVABLES - NET                                   193,326        166,485
      INVENTORIES                                         177,435        160,687
      ASSETS HELD FOR SALE                                     --            829
      OTHER CURRENT ASSETS                                 23,183         11,966
                                                       ----------     ----------
   TOTAL CURRENT ASSETS                                   636,706        417,908
   PROPERTY, PLANT AND EQUIPMENT - NET                    172,999        165,949
   GOODWILL AND INTANGIBLE ASSETS                       1,168,785      1,083,963
   OTHER NONCURRENT ASSETS                                  5,821          3,001
                                                       ----------     ----------
      TOTAL ASSETS                                     $1,984,311     $1,670,821
                                                       ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
   CURRENT LIABILITIES
      TRADE ACCOUNTS PAYABLE                           $   84,209     $   75,444
      ACCRUED EXPENSES                                     96,312         95,170
      SHORT-TERM BORROWINGS                               155,331          8,210
      LIABILITIES HELD FOR SALE                                --            373
      DIVIDENDS PAYABLE                                     9,789          8,055
                                                       ----------     ----------
   TOTAL CURRENT LIABILITIES                              345,641        187,252
   LONG-TERM BORROWINGS                                   299,400        353,770
   OTHER NONCURRENT LIABILITIES                           176,547        150,527
                                                       ----------     ----------
      TOTAL LIABILITIES                                   821,588        691,549
   SHAREHOLDERS' EQUITY                                 1,162,723        979,272
                                                       ----------     ----------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $1,984,311     $1,670,821
                                                       ==========     ==========


                                     -MORE-

IDEX CORPORATION
ADD -7-

                                IDEX CORPORATION
                COMPANY AND BUSINESS GROUP FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

                                       FOURTH QUARTER ENDED    TWELVE MONTHS ENDED
                                         DECEMBER 31, (A)        DECEMBER 31, (A)
                                       --------------------   -----------------------
                                          2007       2006        2007         2006
                                        --------   --------   ----------   ----------
FLUID & METERING TECHNOLOGIES
   NET SALES                            $148,665   $119,522   $  570,307   $  435,532
   OPERATING INCOME (B)                   30,006     25,538      121,449       89,899
   OPERATING MARGIN                         20.2%      21.4%        21.3%        20.6%
   DEPRECIATION AND AMORTIZATION        $  4,369   $  3,642   $   16,797   $   10,524
   CAPITAL EXPENDITURES                    2,415      1,972       11,407        5,487

HEALTH & SCIENCE TECHNOLOGIES
   NET SALES                            $ 80,814   $ 79,320   $  327,170   $  304,892
   OPERATING INCOME (B)                   15,191     16,948       60,924       58,229
   OPERATING MARGIN                         18.8%      21.4%        18.6%        19.1%
   DEPRECIATION AND AMORTIZATION        $  2,994   $  2,740   $   11,156   $    9,043
   CAPITAL EXPENDITURES                    1,355      1,318        5,342        4,726

DISPENSING EQUIPMENT
   NET SALES                            $ 42,051   $ 36,015   $  177,948   $  159,794
   OPERATING INCOME (B)                    7,821      7,577       39,398       38,021
   OPERATING MARGIN                         18.6%      21.0%        22.1%        23.8%
   DEPRECIATION AND AMORTIZATION        $    720   $  1,252   $    3,151   $    3,861
   CAPITAL EXPENDITURES                      384        378        2,832        2,362

FIRE & SAFETY/DIVERSIFIED PRODUCTS
   NET SALES                            $ 75,828   $ 69,079   $  288,424   $  260,080
   OPERATING INCOME (B)                   16,508     16,898       66,516       62,664
   OPERATING MARGIN                         21.8%      24.5%        23.1%        24.1%
   DEPRECIATION AND AMORTIZATION        $  1,387   $  1,583   $    5,676   $    6,086
   CAPITAL EXPENDITURES                    1,004        962        3,532        6,060

COMPANY
   NET SALES                            $345,997   $302,131   $1,358,631   $1,154,940
   OPERATING INCOME                       61,518     59,031      255,083      217,206
   OPERATING MARGIN                         17.8%      19.5%        18.8%        18.8%
   DEPRECIATION AND AMORTIZATION (C)    $  9,733   $  9,269   $   38,038   $   29,956
   CAPITAL EXPENDITURES                    5,572      5,213       26,496       21,198

(A)  FOURTH QUARTER DATA INCLUDES ACQUISITION OF ISOLATION TECHNOLOGIES (OCTOBER
     2007) IN THE HEALTH & SCIENCE TECHNOLOGIES GROUP FROM THE DATE OF ACQUISITION, WHILE TWELVE MONTH DATA INCLUDES ACQUISITION OF QUADRO (JUNE
     2007) AND FAURE HERMAN (FEBRUARY 2007) IN THE FLUID & METERING TECHNOLOGIES GROUP, ISOLATION TECHNOLOGIES, EASTERN PLASTICS (MAY 2006) AND JUN-AIR (FEBRUARY 2006) IN THE HEALTH & SCIENCE TECHNOLOGIES GROUP AND AIRSHORE (JANUARY 2006) IN THE FIRE & SAFETY/DIVERSIFIED PRODUCTS GROUP FROM THE DATES OF ACQUISITION.

(B)  GROUP OPERATING INCOME EXCLUDES UNALLOCATED CORPORATE OPERATING EXPENSES.

(C)  EXCLUDES AMORTIZATION OF DEBT ISSUANCE EXPENSES AND UNEARNED COMPENSATION.